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                                                                    Exhibit-4.17

                                   Translation

                                  LOAN CONTRACT

Borrower (Party A): [ZASTRON ELECTRONIC (SHENZHEN) CO., LTD.]
Address: Gu Su Industrial Estate, Xixiang, Baoan, Shenzhen
Postal Code: 518126
Legal Representative: Lei Lai Fong, Patinda

Lender (Party B): ZASTRON PRECISION-TECH LIMITED
Address: Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies
Representative (Director): Shih Chi-Ning

Party A will borrow a loan from Party B, and Party A and Party B shall enter into this Contract through consultation for observance and implementation by both Parties.

Article 1 Amount of Loan

Party A shall borrow from Party B a loan of Thirty Six Million U.S. Dollars (in words) (for a term of one year to be provided in full by stages). Each time when Party A needs to borrow a sum, Party A shall notify Party B of the sum required which shall be paid by telegraphic transfer into the account designated by Party A.

Article 2 Usage of Loan

Party A shall use the loan for making up the shortage of working capital.

Article 3 Term of Loan

The term of loan is for one year as agreed under this Contract, i.e., from February 22, 2005 to February 21, 2006.

Article 4 Interest Rate


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The interest rate for the loan under this Contract shall be 0% (interest free).

Article 5 Repayment

(1)  Principle for Repayment

     Party A shall repay the loan in installments in accordance to its financial condition, and may continue to borrow the loan upon mutual agreement.

(2)  Repayment Method

     To be remitted by bank telegraphic transfer.

(3)  Early Repayment

     If Party A has sufficient funds, Party A shall agree to early repayment by Party B at any time.

Article 6 This Contract shall become effective upon being affixed with the corporate seal and signed by the legal representative (person in charge) or authorized agent of Party A and affixed with the corporate seal and signed by the legal representative or authorized agent of Party B.

Article 7 This Contract is executed in three copies and shall be no further effect upon repayment of the principal by Party A.

Article 8 This Contract shall be in compliance with the foreign exchange control regulations of the People's Republic of China.

Party A (corporate seal): [ZASTRON ELECTRONIC (SHENZHEN) CO., LTD.] [sealed]


Legal representative (person in charge) or authorized agent: (signature):
[signed]

                                                                February 3, 2005

Party B (corporate seal): ZASTRON PRECISION-TECH LIMITED [sealed]


Person in charge or authorized agent: (signature): [signed]

                                                                February 3, 2005


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